Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Standard BioTools Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	4,700,000(1)	$2.1675(2)	$10,187,250.00	$0.00011020	$1,122.64

Total Offering Amounts					$10,410,500.00		$1,122.64
Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,122.64

(1)    The number of shares of common stock, par value $0.001 per share (“Common Stock”) of Standard BioTools Inc. (the “Registrant”) stated above consists of additional shares of Common Stock available for issuance pursuant to the Standard BioTools Inc. Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2011 Plan by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of Common Stock.
(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2011 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Global Select Market as of a date (June 15, 2023) within five business days prior to filing this Registration Statement.